                                                                    EXHIBIT 99.1

[GAYLORD ENTERTAINMENT LOGO]


            GAYLORD ENTERTAINMENT CO. REPORTS FOURTH QUARTER EARNINGS

       GAYLORD HOTELS POSTS DOUBLE-DIGIT GROWTH IN REVPAR AND TOTAL REVPAR
                      ADVANCE BOOKINGS EXCEED 2005 GUIDANCE
        COMPANY UNVEILS PLANS FOR 500-ROOM EXPANSION OF GAYLORD NATIONAL

NASHVILLE, Tenn. (February 14, 2006) -- Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the fourth quarter of 2005.

For the fourth quarter ended December 31, 2005:

     o Consolidated revenues increased 17.4 percent to $221.4 million from $188.6 million in the same period last year, led by continued strength in the Hospitality segment.

     o Loss from continuing operations was $13.0 million, or a loss of $0.32 per share, a 53.2 percent increase from the prior year's quarter loss from continuing operations of $8.5 million, or a loss of $0.21 per share. Loss from continuing operations in the fourth quarter of 2005 was driven by increases in both pre-opening and interest expense compared to the fourth quarter of last year. Loss from continuing operations in the fourth quarter of 2005 was also affected by a $2.0 million pre-tax net unrealized gain in the value of the company's Viacom stock investment and related derivatives, compared to a pre-tax net unrealized gain of $3.4 million in the fourth quarter of 2004.

     o Hospitality segment total revenue grew 20.6 percent to $164.1 million, compared to $136.0 million in the prior-year quarter, with solid revenue growth at each of Gaylord's hotel properties. Gaylord Hotels total revenue per available room(1) ("Total RevPAR") and revenue per available room(2) ("RevPAR") increased 21.9 percent and 12.5 percent, respectively, compared to the fourth quarter of 2004.

      o ResortQuest Consolidated Cash Flow(3) ("CCF") from continuing operations decreased 7.8 percent to a loss of $7.5 million compared to a loss of $7.0 million in the same period last year, reflecting the fourth quarter seasonal low for the business and the timing of businesses acquired in 2005. ResortQuest RevPAR increased by 1.2 percent to $53.68 in the fourth quarter of 2005, compared to the same period last year.

     o Adjusted EBITDA(4) was $17.0 million, compared to $17.3 million in the prior-year quarter.

     o CCF increased 21.3 percent to $24.4 million in the fourth quarter of 2005, compared to $20.1 million in the same period last year. CCF in the fourth quarter of 2005 included a $2.3 million distribution reflecting Gaylord's share of proceeds received from the sale of an asset in Hawaii. CCF in the fourth quarter of 2004 included a $3.1 million accrual of a property tax refund.

For the twelve months ended Dec. 31, 2005:

     o Gaylord Hotels (excluding Gaylord National) advance bookings for the year were 1.41 million room nights, exceeding the high end of the guidance range and comparing well to the 1.47 million record set in 2004.

     o Consolidated revenues were $868.8 million, an increase of 18.9 percent from $730.8 million in the prior year. Loss from continuing operations improved to $31.5 million, or a loss of $0.78 per share, compared to $54.3 million, or a loss of $1.37 per share in the prior year due in part to a significant increase in operating income year-over-year. Loss from continuing operations was affected by a year-over-year increase in interest expense and a $5.8 million pre-tax net unrealized loss in the value of the company's Viacom stock investment and related derivatives, compared to a pre-tax net unrealized loss of $31.4 million in 2004.

     o    Gaylord Hotels RevPAR and Total RevPAR increased by 9.6 percent and
          16.3 percent, respectively, in 2005 compared to results achieved in 2004.

     o CCF increased 35.2 percent to $125.1 million in 2005 from $92.5 million in the prior year.


"2005 was a tremendous year for Gaylord Entertainment, as we achieved strong growth in revenues and Consolidated Cash Flow," said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment. "Gaylord Hotels has achieved a remarkable level of brand awareness within our core large group customer base, which is validated by the continued strength of our advance bookings, the success of our rotational strategy, and the strong Total RevPAR growth at our existing hotels. Gaylord's strategy of operating superior convention hotel facilities, with an emphasis on outstanding customer service and first-rate entertainment and food and beverage offerings, has proven to be a great success."

"Advance bookings for the Gaylord National continue to surpass expectations, illustrating our success at delivering a wholly differentiated product to the marketplace," Reed continued. "We are delighted to announce our plans to expand Gaylord National by 500 rooms. This expansion should greatly enhance the project's capacity and appeal to our core customers who eagerly await the opening of what we expect will be the best convention hotel on the East Coast. The expansion, which is subject to the approval of additional economic incentives from Prince George's County, will allow Gaylord to capitalize on very strong customer demand, as evidenced by our advance bookings, and will further drive the property's financial returns. Additionally, negotiations continue to proceed in Chula Vista, as we look forward to bringing our brand to the San Diego area."

"In 2005, we took steps to refocus and realign the ResortQuest brand, and to invest in much needed technological improvements such as our new website. During the year, ResortQuest bore the brunt of another year of severe weather conditions," continued Reed. "Moving forward, we have taken steps to alleviate our hurricane risk by modifying our advance deposit policy and introducing a new travel insurance program. These enhancements should create significant value for renters and home owners, and should further differentiate the ResortQuest brand. As a result of these initiatives, we believe we have laid a foundation for growth in 2006."

SEGMENT OPERATING RESULTS

HOSPITALITY

Key components of the company's hospitality segment performance in the fourth quarter of 2005 include:

     o Gaylord Hotels Total RevPAR increased 21.9 percent to $295.54, compared to $242.38 in the fourth quarter of 2004; Gaylord Hotels RevPAR increased 12.5 percent to $116.29, compared to $103.39 in the prior-year quarter. Total RevPAR and RevPAR in the fourth quarter of 2005 were positively impacted by the success of the brand's seasonal entertainment offerings. Also, Total RevPAR and RevPAR figures exclude approximately 5,056 room nights out of service in the fourth quarter of 2005 due to Gaylord Opryland's room renovation program.

     o CCF increased 22.6 percent to $40.7 million for the fourth quarter of 2005, compared to $33.2 million in the same period last year. CCF in the fourth quarter of 2004 included a $3.1 million accrual of a property tax refund. CCF margins for the hospitality segment increased 39 basis points to 24.8 percent from 24.4 percent in the prior-year quarter.

     o Gaylord Hotels, excluding Gaylord National, booked net definite room nights of approximately 597,000 in the fourth quarter of 2005, an increase of 6.4 percent over booking production in the prior-year quarter.

     o Gaylord National booked approximately 184,000 net definite room nights in the fourth quarter of 2005, bringing total net definite room nights to date to 547,000, which is approximately six times the level of advance bookings achieved by the Gaylord Palms and five times that achieved by the Gaylord Texan at the same point in their development.

     o Due in part to the strong demand for the Gaylord National, the company plans to expand the project by adding 500 rooms and 25,000 to 30,000 sq. ft. of meeting space, subject to approval by Prince George's County of additional economic incentives for the project.


"Gaylord Hotels ended 2005 on a high note," said Reed. "Our hospitality properties continue to demonstrate their brand power, especially among our primary constituency of meeting planners who know our hotels and the attention we give to each guest. Total RevPAR increased approximately 22 percent in the fourth quarter due to our holiday season entertainment offerings, which included the return of the Radio City Rockettes to the Gaylord Opryland and the premiere of ICE! at the Gaylord Texan. These once-a-year entertainment extravaganzas were a significant driver of transient and local demand, which boosted Total RevPAR during this typically slow period for large group meetings."

At the property level, Gaylord Palms posted a solid performance in the fourth quarter of 2005, increasing revenues by 5.8 percent to $39.8 million compared to $37.6 million in the prior-year quarter. Gaylord Palms achieved solid growth in RevPAR, up 5.7 percent to $117.57, driven by a 5.8 percent increase in ADR and flat occupancy of 68.9 percent compared to the prior-year quarter. Gaylord Palms drove significant gains in transient ADR in the fourth quarter of 2005 compared to the prior-year quarter. Total RevPAR increased 5.8 percent to $307.36, driven by solid growth in outside-the-room revenues and the continued success of the hotel's seasonal entertainment offering, ICE!, now in its third year of production. CCF increased 3.7 percent to $8.5 million in the fourth quarter of 2005, resulting in the hotel's CCF margin decreasing 45 basis points to 21.4 percent. The comparatively lower CCF margin performance in the fourth quarter of 2005 was driven in part by unusually high group cancellation revenues received in the fourth quarter of 2004.

Gaylord Opryland posted a 30.4 percent growth in revenues in the fourth quarter of 2005 compared to the prior-year quarter. RevPAR increased 13.0 percent to $120.60, driven by a 7.4 percentage point occupancy increase and a 2.6 percent increase in ADR. Total RevPAR grew 33.1 percent to $293.66 in the fourth quarter of 2005 compared to $220.71 in the prior-year quarter, driven by overall higher occupancy levels in the quarter which topped 80 percent and strong growth in outside-the-room spending by both group and transient guests. The return of the Radio City Rockettes to Opryland drove increases in transient and local demand in the fourth quarter of 2005 compared to the prior-year quarter. Opryland's operating statistics exclude approximately 5,056 room nights that were out of service in the fourth quarter of 2005 as a result of the hotel's previously announced room renovation program, which will continue through 2007. CCF grew
19.7 percent to $20.2 million versus $16.8 million in the fourth quarter of 2004. CCF in the fourth quarter of 2004 included a $3.1 million accrual of a property tax refund. CCF margin in the fourth quarter of 2005, which declined 236 basis points to 26.4 percent, was adversely affected by higher energy costs and the aforementioned property tax refund.

For the Gaylord Texan, revenues increased 21.6 percent to $46.2 million in the fourth quarter of 2005 compared to $38.0 million in the prior-year quarter. RevPAR increased 19.2 percent to $117.30 from $98.41 in the fourth quarter of 2004, driven by a 12.4 percent increase in ADR and a 3.9 percentage point increase in occupancy. Total RevPAR grew 21.6 percent to $332.01 in the fourth quarter of 2005, from $273.04 in the same period last year. Strong gains in RevPAR and Total RevPAR were driven by an outstanding reception given to the Texan's first annual ICE! celebration, a favorite holiday offering that is already a strong transient and local demand driver at the Palms and Opryland properties. CCF increased 46.5 percent to $11.0 million from $7.5 million in the fourth quarter of 2004, resulting in a CCF margin of 23.8 percent, or a 404 basis point increase over the fourth quarter of 2004, despite the Texan incurring higher energy costs in the fourth quarter of 2005.


DEVELOPMENT UPDATE

Construction continues to progress on Gaylord's newest project, the Gaylord National, with fourth quarter bookings growing by 63.4 percent compared to the fourth quarter of 2004. The National booked an additional 184,000 room nights in the fourth quarter of 2005, bringing the cumulative net definite production for the property to approximately 547,000 room nights. Having taken bookings for only the last five quarters, the National continues to set production records for Gaylord Hotels with more than two years until its opening in the first quarter of 2008.

Construction costs remain volatile and, as previously described by the company, have increased since the original estimate in 2004. While construction costs have increased, so too have the property's advance bookings and average daily rate. Due to this strong demand, Gaylord announces its intentions to expand the project by 500 rooms and 25,000 to 30,000 sq. ft. of meeting space, subject to approval by Prince George's County of additional economic incentives for the project. The net increase of the construction costs, expansion costs, and economic incentives, excluding pre-opening costs and capitalized interest expense, is expected to be $235 million to $285 million. Returns for the overall project are expected to exceed the Company's targeted 12.0 percent un-levered, after-tax return.

"Given the tremendous customer response we have had to the Gaylord National, we have decided to increase the scope of the project by adding 500 rooms," said Reed. "We are, however, mindful of the escalating construction costs that have recently occurred nationwide and will continue to balance this issue in an effort to maintain high returns for our shareholders."

In 2005, Gaylord incurred $56.7 million in capital expenditures related to the construction of the Gaylord National.


RESORTQUEST

ResortQuest fourth quarter 2005 revenues increased 23.0 percent to $41.4 million, compared to $33.6 million in the fourth quarter of 2004. Fourth quarter 2005 RevPAR increased to $53.68 or 1.2 percent over the prior-year quarter. ADR increased 7.1 percent to $129.35 from $120.77 in the fourth quarter of 2004, while occupancy decreased 2.4 percentage points to 41.5 percent compared to 43.9 percent in the prior-year quarter. Fourth quarter 2005 operating loss was $13.2 million compared to an operating loss of $9.6 million in the fourth quarter of 2004. ResortQuest CCF was a loss of $7.5 million for the period versus a loss of $7.0 million in the fourth quarter of 2004.

The principal driver of CCF variance in the fourth quarter of 2005 versus 2004 was off-season operating losses at businesses that were acquired in 2005, including Whistler, Hilton Head and Aspen, as well as a decline in closed real estate brokerage transactions. CCF in the fourth quarter of 2005 included $2.3 million from Gaylord's share of proceeds related to the sale of the Mauka Tower, a 72-room hotel adjacent to the Aston Waikiki Beach Hotel in Honolulu, Hawaii that was purchased in 2005 along with the Waikiki Beach Hotel by a joint venture between Gaylord and Deutsche Bank's Real Estate Opportunities Group.

In the fourth quarter of 2005, ResortQuest had 16,353 units under exclusive management, excluding units reflected in discontinued operations. ResortQuest operating statistics for all periods presented exclude units in discontinued markets and units out of service, which include units damaged by hurricanes. Operating results for ResortQuest's non-core markets that are being exited are reflected in Gaylord's consolidated financial results as discontinued operations, net of taxes, for all periods presented.

"The fourth quarter continued to be a restructuring and rebuilding time for ResortQuest," said Reed. "We further streamlined our properties to focus on markets where ResortQuest is a leader and has significant market share opportunity. In addition, we are beginning to see the first results of our efforts in branding and technology, most recently demonstrated by the launch of our consumer friendly website. We look forward to ResortQuest emerging as a brand that has an engaging affinity with our customers, similar to Gaylord Hotels."


OPRY AND ATTRACTIONS

Opry and Attractions segment revenues decreased to $15.8 million in the fourth quarter of 2005, compared to $18.8 million in the fourth quarter of 2004. Opry and Attractions reported operating income of $0.3 million for the period, compared to an operating income of $2.3 million in the fourth quarter of 2004. CCF decreased to $1.7 million in the fourth quarter 2005 from $3.6 million in the prior-year quarter. Segment performance in the fourth quarter was negatively affected by event cancellations affecting Corporate Magic, Gaylord's event planning and production business.

In November, Gaylord signed a multi-year deal with television network Great American Country ("GAC"), extending GAC's broadcast rights for their highest rated show, Grand Ole Opry Live. The agreement provides GAC broadcast rights for an increased number of new Grand Ole Opry Live shows, and outlines plans to develop several new Opry-related programs going forward. According to Nielsen Media Research, GAC is one of the fastest growing networks in the U.S.

"We are excited about our affiliation with Great American Country," said Reed. "GAC is an excellent distribution outlet and partner for the Opry brand, as it expands the Opry's audience and gives country music a coast-to-coast showcase. The Opry also reached new audiences through two special shows with GAC's sister channel, the Shop at Home Network, which offered viewers the ability to purchase special Opry merchandise. We will continue to pursue additional partnerships to broaden the reach and merchandising opportunity of the Opry."


CORPORATE AND OTHER

Corporate and Other operating loss totaled $12.3 million for the fourth quarter of 2005, compared to an operating loss of $11.4 million in the same period last year. Corporate and Other operating losses in the fourth quarter of 2005 and 2004 included non-cash charges of $1.0 and $1.2 million, respectively. Non-cash charges include items such as depreciation and amortization, and the non-cash portion of the Naming Rights Agreement expense in the fourth quarter of 2004. Corporate and Other CCF for the fourth quarter of 2005 increased to a loss of $10.5 million compared to a loss of $9.7 million in the prior-year quarter.



BASS PRO SHOPS

For the quarter ended December 31 , 2005, Gaylord's equity income from its investment in Bass Pro was $0.3 million.

On December 14, 2005, the shareholders of Bass Pro, Inc. contributed their stock in Bass Pro, Inc. to Bass Pro Group, LLC, a newly-formed Delaware limited liability company. The majority owner of Bass Pro, Inc. also contributed (simultaneously with the contributions of the Bass Pro, Inc. stock) equity interests in Tracker Marine, LLC, Big Cedar LLC and certain related assets to Bass Pro Group, LLC. Following these contributions, Gaylord's stake in Bass Pro Group, LLC (the new parent company of Bass Pro, Inc., Tracker Marine and Big Cedar) is 13.0 percent, down from a 26.6 percent ownership interest in Bass Pro, Inc. The transaction is expected to be accretive to Gaylord. The restructuring of Bass Pro did not impact recognition of Bass Pro, Inc. equity income by Gaylord in 2005, since Gaylord accounts for its share of Bass Pro, Inc. equity income one month in arrears. Gaylord will continue to account for its stake in Bass Pro Group, LLC using the equity method of accounting.



LIQUIDITY

At December 31, 2005, the company had long-term debt outstanding, including current portion, of $600.3 million and unrestricted and restricted cash and short term investments of $84.0 million. $566.5 million of the company's $600.0 million credit facility remains undrawn at the end of the fourth quarter of 2005, which included $13.5 million in letters of credit.

Gaylord is currently evaluating financing alternatives to fund Gaylord National's planned expansion costs and increased construction costs. Alternatives may include the issuance of debt or equity, the sale of assets, or a combination thereof.


OUTLOOK

The following outlook is based on current information as of February 14, 2006. The company does not expect to update guidance until next quarter's earnings release. However, the company may update its full business outlook or any portion thereof at any time for any reason.

"We expect to continue making strong progress in all of our operating businesses against their strategic objectives in 2006," said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment. "The prospects for our convention hotel business continue to be strong, as the Gaylord Hotels brand increasingly resonates among meeting planners and associations throughout the country. As we continue to offer the highest customer service and superior entertainment and dining options, we expect RevPAR and Total RevPAR to accelerate in the coming year. Our Gaylord National project continues to gain momentum as advance bookings have steadily trended upwards. And, we are thrilled to have been selected for the Chula Vista project and are hopeful that these discussions will lead to the development of the West Coast's finest convention hotel."


Gaylord's 2006 outlook reflects approximately 25,000 room nights out of service due to room renovation at Gaylord's Opryland Hotel.


"At ResortQuest, we expect our investments in operating infrastructure will have an effect in 2006 and revenue trends for the first quarter of 2006 appear solid," concluded Reed. "Measures have been taken to reduce our exposure to the effects of hurricanes. However, any long lasting impacts of the past two years on the Gulf Coast region or additional unforeseen weather patterns, have the potential to negatively affect our business."

In the first quarter of 2006, the company launched its new website, ResortQuest.com. The company also expects to reduce its inventory by approximately 750 units due to the termination of unprofitable management agreements in Northwest Florida and other eastern markets, as well as the settlement of a legal dispute.


                                                                    2006
                                                                   CURRENT
--------------------------------------------------------------------------------
CONSOLIDATED REVENUE                                          $924 - 961 Million

CONSOLIDATED CASH FLOW
              Gaylord Hotels                                  $158 - 161 Million
              ResortQuest                                      $21 - 26 Million
              Opry and Attractions                             $10 - 11 Million
              Corporate and Other                             $(37 - 35 Million)
                                                           ---------------------
              Consolidated CCF                                $152 - 163 Million

GAYLORD HOTELS ADVANCE BOOKINGS                                1.3 - 1.4 Million
GAYLORD HOTELS REVPAR                                               7% - 9%
GAYLORD HOTELS TOTAL REVPAR                                         7% - 9%


WEB CAST AND REPLAY

Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the Web site (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be made available shortly after the call and will run for 30 days.

                                                                               8
ABOUT GAYLORD ENTERTAINMENT
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates three industry-leading brands - Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, ResortQuest (www.resortquest.com), the nation's largest vacation rental property management company, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music's finest performers for 80 consecutive years. The company's entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Springhouse Links, Wildhorse Saloon, and WSM-AM. For more information about the company, visit www.gaylordentertainment.com.


This press release contains statements as to the company's beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new facilities, increased costs associated with building and developing new hotel facilities, business levels at the company's hotels, risks associated with ResortQuest's business, the company's ability to successfully integrate and achieve operating efficiencies at ResortQuest, and the ability to obtain financing for new developments. The company's ability to achieve forecasted results for its ResortQuest business depends upon levels of occupancy at ResortQuest units under management, returning damaged units to service on a timely basis and the successful roll-out of new ResortQuest technology initiatives. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the company with the Securities and Exchange Commission. The company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

(1) The company calculates total revenue per available room ("Total RevPAR") by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period, excluding guest rooms taken out of service as result of Gaylord Opryland's room renovation program during 2005.

(2) The company calculates revenue per available room ("RevPAR") for its hospitality segment by dividing room sales by room nights available to guests for the period, excluding guest rooms taken out of service as a result of Gaylord Opryland's room renovation program during 2005. The company calculates revenue per available room ("RevPAR") for its ResortQuest segment by dividing gross lodging revenues by room nights available to guests for the period. The company's ResortQuest segment revenue represents a portion of the gross lodging revenues based on the services provided by ResortQuest. ResortQuest segment revenue and operating expenses include certain reimbursed management contract expenses incurred in the period of $10.5 million and $9.2 million for the three months ended December 31, 2005 and 2004, respectively.

(3) Adjusted EBITDA is used herein as essentially operating income plus depreciation and amortization (refer to footnote 4 below). Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the company's 8% and 6.75% senior notes) also excludes the impact of pre-opening costs, the non-cash portion of the naming rights and Florida ground lease expense, impairment and other charges, non-recurring ResortQuest integration charges which when added to other expenses related to the merger do not exceed $10 million, the non-cash gain on the sale of the songs.com domain name, the Ryman Auditorium parking lot and other fixed assets and adds (subtracts) other gains (losses) and dividends received from our minority investment in RHAC, L.L.C., which owns the Aston Waikiki Beach hotel. The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the company's business and represents the method by which the Indentures calculate whether or not the company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income or segment operating income is included as part of the Supplemental Financial Results contained in this press release.

(4) Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as the effect of the changes in fair value of the Viacom stock we own and changes in the fair value of the derivative associated with our secured forward exchange contract and gains on the sale of assets. In accordance with generally accepted accounting principles, the changes in fair value of the Viacom stock and derivatives are not included in determining our operating income (loss). The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of adjusted EBITDA to net income is presented in the Supplemental Financial Results contained in this press release.


INVESTOR RELATIONS CONTACTS:            MEDIA CONTACTS:
--------------------------------------------------------------------------------
David Kloeppel, CFO                     Elliot Sloane
------------------------------------    ----------------------------------------
Gaylord Entertainment                   Sloane & Company
------------------------------------    ----------------------------------------
(615) 316-6101                          (212) 446-1860
------------------------------------    ----------------------------------------
dkloeppel@gaylordentertainment.com      esloane@sloanepr.com
------------------------------------    ----------------------------------------
~OR~
------------------------------------    ----------------------------------------
Key Foster, VP Treasury
------------------------------------    ----------------------------------------
& Investor Relations
------------------------------------    ----------------------------------------
Gaylord Entertainment
------------------------------------    ----------------------------------------
(615) 316-6132
------------------------------------    ----------------------------------------
kfoster@gaylordentertainment.com
------------------------------------    ----------------------------------------
~OR~
------------------------------------    ----------------------------------------
Monica Huang
------------------------------------    ----------------------------------------
Sloane & Company
------------------------------------    ----------------------------------------
(212) 446-1874
------------------------------------    ----------------------------------------
mhuang@sloanepr.com
------------------------------------    ----------------------------------------

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                    Unaudited
                      (In thousands, except per share data)


                                                                            THREE MONTHS ENDED            TWELVE MONTHS ENDED
                                                                                 DEC. 31                       DEC. 31
                                                                       --------------------------      ------------------------
                                                                             2005          2004           2005          2004
                                                                       --------------------------      ------------------------
Revenues (a)                                                             $ 221,437      $ 188,645      $ 868,789      $ 730,827
Operating expenses:
     Operating costs (a)                                                   146,371        121,841        554,860        466,511
     Selling, general and administrative (b)                                56,408         49,425        204,662        184,952
      Impairment and other charges                                              --             --             --          1,212
      Restructuring charges                                                     --            118             --            196
     Preopening costs                                                        1,676            (34)         5,005         14,205
     Depreciation and amortization                                          21,186         20,151         83,229         77,683
                                                                         ---------      ---------      ---------      ---------
           Operating (loss) income                                          (4,204)        (2,856)        21,033        (13,932)
                                                                         ---------      ---------      ---------      ---------

Interest expense, net of amounts capitalized                               (18,720)       (16,053)       (73,169)       (55,064)
Interest income                                                                659            486          2,479          1,501
Unrealized (loss) gain on Viacom stock                                      (4,484)        31,138        (41,554)       (87,914)
Unrealized gain (loss) on derivatives                                        6,472        (27,781)        35,705         56,533
Income from unconsolidated companies                                           189            442          2,169          3,825
Other gains and (losses), net                                                  634         (1,301)         6,656          1,089
                                                                         ---------      ---------      ---------      ---------
           Loss before benefit from income taxes                           (19,454)       (15,925)       (46,681)       (93,962)

Benefit for income taxes                                                    (6,429)        (7,424)       (15,147)       (39,709)
                                                                         ---------      ---------      ---------      ---------

Loss from continuing operations                                            (13,025)        (8,501)       (31,534)       (54,253)

 (Loss) income from discontinued operations, net of taxes                      (40)          (399)        (2,416)           615
                                                                         ---------      ---------      ---------      ---------

           Net Loss                                                      $ (13,065)     $  (8,900)     $ (33,950)     $ (53,638)
                                                                         =========      =========      =========      =========


Basic net loss per share:
           Loss from continuing operations                               $   (0.32)     $   (0.21)     $   (0.78)     $   (1.37)
           (Loss) income from discontinued operations, net of taxes      $      --      $   (0.01)     $   (0.07)     $    0.02
                                                                         ---------      ---------      ---------      ---------
           Net Loss                                                      $   (0.32)     $   (0.22)     $   (0.85)     $   (1.35)
                                                                         =========      =========      =========      =========

Fully diluted net loss per share:
           Loss from continuing operations                               $   (0.32)     $   (0.21)     $   (0.78)     $   (1.37)
           (Loss) income from discontinued operations, net of taxes      $      --      $   (0.01)     $   (0.07)     $    0.02
                                                                         ---------      ---------      ---------      ---------
           Net Loss                                                      $   (0.32)     $   (0.22)     $   (0.85)     $   (1.35)
                                                                         =========      =========      =========      =========

Weighted average common shares for the period:
           Basic
                                                                            40,305         39,834         40,171         39,654
           Fully-diluted
                                                                            40,305         39,834         40,171         39,654


(a) Includes certain ResortQuest reimbursed management contract expenses incurred in the period of $10,536 and $9,211 for the three months ended December 31, 2005 and 2004, respectively, and $42,149 and $39,396 for the twelve months ended December 31, 2005 and 2004, respectively.

(b) Includes non-cash lease expense of $2,118 and $1,638 for the three months ended December 31, 2005 and 2004 and $7,032 and $6,551 for the twelve months ended December 31, 2005 and 2004, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense and other property lease expense on a straight-line basis. Also includes non-cash expense of $0 and $162 for the three months ended December 31, 2005 and 2004, respectively, and $64 and $835 for the twelve months ended December 31, 2005 and 2004, respectively, related to the effect of recognizing the Naming Rights Agreement for the Gaylord Entertainment Center on a straight-line basis.

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                    Unaudited
                                 (In thousands)

                                                                                    DEC. 31,                      DEC. 31,
                                                                                      2005                          2004
                                                                                 ------------                    ------------
                                      ASSETS
Current assets:
   Cash and cash equivalents - unrestricted                                      $     59,798                    $     43,498
   Cash and cash equivalents - restricted                                              24,196                          42,963
   Short-term investments                                                                 -                            27,000
   Trade receivables, net                                                              36,366                          30,873
   Deferred financing costs                                                            26,865                          26,865
   Deferred income taxes                                                                8,861                          10,411
   Other current assets                                                                29,852                          21,066
   Current assets of discontinued operations                                            2,649                          11,337
                                                                                 ------------                    ------------
      Total current assets                                                            188,587                         214,013


Property and equipment, net of accumulated depreciation                             1,404,419                       1,341,808
Intangible assets, net of accumulated amortization                                     27,828                          25,962
Goodwill                                                                              177,998                         162,792
Indefinite lived intangible assets                                                     40,315                          40,315
Investments                                                                           429,295                         468,570
Estimated fair value of derivative assets                                             220,430                         187,383
Long-term deferred financing costs                                                     29,144                          50,873
Other long-term assets                                                                 13,842                          24,088
Long-term assets of discontinued operations                                               646                           5,241
                                                                                 ------------                    ------------

      Total assets                                                               $  2,532,504                    $  2,521,045
                                                                                 ============                    ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current portion of long-term debt and capital lease obligations                      1,825                    $        463
   Accounts payable and accrued liabilities                                           190,952                         163,927
   Current liabilities of discontinued operations                                       3,650                           5,794
                                                                                 ------------                    ------------
      Total current liabilities                                                       196,427                         170,184

Secured forward exchange contract                                                     613,054                         613,054
Long-term debt and capital lease obligations, net of current portion                  598,475                         575,946
Deferred income taxes                                                                 177,652                         205,682
Estimated fair value of derivative liabilities                                          1,994                           4,514
Other long-term liabilities                                                            96,218                          81,942
Long-term liabilities and minority interest of discontinued operations                    117                             122
Stockholders' equity                                                                  848,567                         869,601
                                                                                 ------------                    ------------

      Total liabilities and stockholders' equity                                 $  2,532,504                    $  2,521,045
                                                                                 ============                    ============


                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
                         SUPPLEMENTAL FINANCIAL RESULTS
                                   Unaudited
                    (in thousands, except operating metrics)


ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
AMORTIZATION ("ADJUSTED EBITDA") AND CONSOLIDATED CASH FLOW
("CCF") RECONCILIATION:



                                                                                THREE MONTHS ENDED DEC. 31,
                                                                 ---------------------------------------------------------
                                                                            2005                         2004
                                                                 ---------------------------     -------------------------
                                                                       $             MARGIN           $            MARGIN
                                                                 ---------------------------     -------------------------
Consolidated
  REVENUE                                                        $    221,437        100.0%       $188,645        100.0%

  NET LOSS                                                       $    (13,065)        -5.9%       $ (8,900)        -4.7%
    Loss (income) from discontinued operations, net of taxes               40          0.0%            399          0.2%
    (Benefit) provision for income taxes                               (6,429)        -2.9%         (7,424)        -3.9%
    Other (gains) and losses, net                                        (634)        -0.3%          1,301          0.7%
    (Income) loss from unconsolidated companies                          (189)        -0.1%           (442)        -0.2%
    Unrealized (gain) loss on derivatives                              (6,472)        -2.9%         27,781         14.7%
    Unrealized loss (gain) on Viacom stock                              4,484          2.0%        (31,138)       -16.5%
    Interest expense, net                                              18,061          8.2%         15,567          8.3%
                                                                 ---------------------------     -------------------------
  OPERATING (LOSS) INCOME                                              (4,204)        -1.9%         (2,856)        -1.5%
    Depreciation & amortization                                        21,186          9.6%         20,151         10.7%
                                                                 ---------------------------     -------------------------
  ADJUSTED EBITDA                                                      16,982          7.7%         17,295          9.2%
    Pre-opening costs                                                   1,676          0.8%            (34)         0.0%
    Non-cash lease expense                                              2,118          1.0%          1,638          0.9%
    Non-cash naming rights for Gaylord Arena                                -          0.0%            162          0.1%
    Impairment and other non-cash charges                                   -          0.0%              -          0.0%
    Non-recurring ResortQuest integration charges (1)                     224          0.1%            563          0.3%
    Loss on sale of business                                                -          0.0%          1,817          1.0%
    Other gains and (losses), net                                         634          0.3%         (1,301)        -0.7%
    Gain on sale of Ryman Auditorium parking lot                            -          0.0%              -          0.0%
    Gain on sale of songs.com                                               -          0.0%              -          0.0%
    Loss on sale of assets                                                376          0.2%              -          0.0%
    Dividends received from RHAC, LLC                                   2,417          1.1%              -          0.0%
                                                                 ---------------------------     -------------------------
  CCF                                                            $     24,427         11.0%       $ 20,140         10.7%
                                                                 ===========================     =========================
Hospitality segment
  REVENUE                                                        $    164,125        100.0%        136,043        100.0%
  OPERATING INCOME                                                     20,969         12.8%         15,819         11.6%
    Depreciation & amortization                                        16,148          9.8%         15,765         11.6%
    Pre-opening costs                                                   1,676          1.0%            (34)         0.0%
    Non-cash lease expense                                              1,576          1.0%          1,638          1.2%
    Other gains and (losses), net                                         (61)         0.0%              1          0.0%
    Loss on sale of assets                                                376          0.2%              -          0.0%
                                                                 ---------------------------     -------------------------
  CCF                                                            $     40,684         24.8%       $ 33,189         24.4%
                                                                 ===========================     =========================
ResortQuest segment
  REVENUE                                                        $     41,387        100.0%       $ 33,641        100.0%
  OPERATING (LOSS) INCOME                                             (13,160)       -31.8%         (9,581)       -28.5%
    Depreciation & amortization                                         2,616          6.3%          2,063          6.1%
     Non-recurring ResortQuest integration charges (1)                    224          0.5%            563          1.7%
     Non-cash lease expense                                               542          1.3%              -          0.0%
    Loss on sale of business                                                -          0.0%          1,817          5.4%
    Other gains and (losses), net                                        (161)        -0.4%         (1,842)        -5.5%
    Dividends received from RHAC, LLC                                   2,417          5.8%              -          0.0%
                                                                 ---------------------------     -------------------------
  CCF                                                            $     (7,522)       -18.2%       $ (6,980)       -20.7%
                                                                 ===========================     =========================

Opry and Attractions segment
  REVENUE                                                        $     15,825        100.0%       $ 18,816        100.0%
  OPERATING INCOME                                                        315          2.0%          2,342         12.4%
    Depreciation & amortization                                         1,420          9.0%          1,297          6.9%
    Impairment and other non-cash charges                                   -          0.0%              -          0.0%
    Other gains and (losses), net                                           -          0.0%            (25)        -0.1%
    Gain on sale of Ryman Auditorium parking lot                            -          0.0%              -          0.0%
                                                                 ---------------------------     -------------------------
  CCF                                                            $      1,735         11.0%       $  3,614         19.2%
                                                                 ===========================     =========================
Corporate and Other segment
  REVENUE                                                        $        100                     $    145
  OPERATING LOSS                                                      (12,328)                     (11,436)
    Depreciation & amortization                                         1,002                        1,026
    Non-cash naming rights for Gaylord Arena                                -                          162
    Other gains and (losses), net                                         856                          565
    Gain on sale of songs.com                                               -                            -
    Gain on sale of assets                                                  -                            -
                                                                 ---------------------------     -------------------------
  CCF                                                            $    (10,470)                    $ (9,683)
                                                                 ===========================     =========================




                                                                             TWELVE MONTHS ENDED DEC. 31,
                                                                 ---------------------------------------------------------
                                                                            2005                         2004
                                                                 ---------------------------     -------------------------
                                                                       $             MARGIN           $            MARGIN
                                                                 ---------------------------     -------------------------
Consolidated
  REVENUE                                                        $    868,789       100.0%       $   730,827        100.0%

  NET LOSS                                                       $    (33,950)       -3.9%       $   (53,638)        -7.3%
    Loss (income) from discontinued operations, net of taxes            2,416         0.3%              (615)        -0.1%
    (Benefit) provision for income taxes                              (15,147)       -1.7%           (39,709)        -5.4%
    Other (gains) and losses, net                                      (6,656)       -0.8%            (1,089)        -0.1%
    (Income) loss from unconsolidated companies                        (2,169)       -0.2%            (3,825)        -0.5%
    Unrealized (gain) loss on derivatives                             (35,705)       -4.1%           (56,533)        -7.7%
    Unrealized loss (gain) on Viacom stock                             41,554         4.8%            87,914         12.0%
    Interest expense, net                                              70,690         8.1%            53,563          7.3%
                                                                 ---------------------------     -------------------------
  OPERATING (LOSS) INCOME                                              21,033         2.4%           (13,932)        -1.9%
    Depreciation & amortization                                        83,229         9.6%            77,683         10.6%
                                                                 ---------------------------     -------------------------
  ADJUSTED EBITDA                                                     104,262        12.0%            63,751          8.7%
    Pre-opening costs                                                   5,005         0.6%            14,205          1.9%
    Non-cash lease expense                                              7,032         0.8%             6,551          0.9%
    Non-cash naming rights for Gaylord Arena                               64         0.0%               835          0.1%
    Impairment and other non-cash charges                                   -         0.0%             1,212          0.2%
    Non-recurring ResortQuest integration charges (1)                   2,040         0.2%             3,067          0.4%
    Loss on sale of business                                                -         0.0%             1,817          0.2%
    Other gains and (losses), net                                       6,656         0.8%             1,089          0.1%
    Gain on sale of Ryman Auditorium parking lot                       (2,077)       -0.2%                 -          0.0%
    Gain on sale of songs.com                                            (926)       -0.1%                 -          0.0%
    Loss on sale of assets                                                192         0.0%                 -          0.0%
    Dividends received from RHAC, LLC                                   2,844         0.3%                 -          0.0%
                                                                 ---------------------------     -------------------------
  CCF                                                            $    125,092        14.4%       $    92,527         12.7%
                                                                 ===========================     =========================
Hospitality segment
  REVENUE                                                        $    576,927       100.0%       $   473,051        100.0%
  OPERATING INCOME                                                     67,700        11.7%            29,320          6.2%
    Depreciation & amortization                                        63,188        11.0%            58,521         12.4%
    Pre-opening costs                                                   5,005         0.9%            14,205          3.0%
    Non-cash lease expense                                              6,490         1.1%             6,551          1.4%
    Other gains and (losses), net                                        (536)       -0.1%              (106)         0.0%
    Loss on sale of assets                                                578         0.1%                 -          0.0%
                                                                 ---------------------------     -------------------------
  CCF                                                            $    142,425        24.7%       $   108,491         22.9%
                                                                 ===========================     =========================
 ResortQuest segment
  REVENUE                                                        $    224,253       100.0%       $   190,823        100.0%
  OPERATING (LOSS) INCOME                                              (7,290)       -3.3%               359          0.2%
    Depreciation & amortization                                        10,645         4.7%             9,210          4.8%
     Non-recurring ResortQuest integration charges (1)                  2,040         0.9%             3,067          1.6%
     Non-cash lease expense                                               542         0.2%                 -          0.0%
    Loss on sale of business                                                -         0.0%             1,817          1.0%
    Other gains and (losses), net                                         718         0.3%            (1,770)        -0.9%
    Dividends received from RHAC, LLC                                   2,844         1.3%                 -          0.0%
                                                                 ---------------------------     -------------------------
  CCF                                                            $      9,499         4.2%       $    12,683          6.6%
                                                                 ===========================     =========================

Opry and Attractions segment
  REVENUE                                                        $     67,097       100.0%       $    66,565        100.0%
  OPERATING INCOME                                                      1,889         2.8%               336          0.5%
    Depreciation & amortization                                         5,347         8.0%             5,215          7.8%
    Impairment and other non-cash charges                                   -         0.0%             1,212          1.8%
    Other gains and (losses), net                                       1,886         2.8%               (20)         0.0%
    Gain on sale of Ryman Auditorium parking lot                       (2,077)       -3.1%                 -          0.0%
                                                                 ---------------------------     -------------------------
  CCF                                                            $      7,045        10.5%       $     6,743         10.1%
                                                                 ===========================     =========================
Corporate and Other segment
  REVENUE                                                        $        512                    $       388
  OPERATING LOSS                                                      (41,266)                       (43,947)
    Depreciation & amortization                                         4,049                          4,737
    Non-cash naming rights for Gaylord Arena                               64                            835
    Other gains and (losses), net                                       4,588                          2,985
    Gain on sale of songs.com                                            (926)                             -
    Gain on sale of assets                                               (386)                             -
                                                                 ---------------------------     -------------------------
  CCF                                                            $    (33,877)                   $   (35,390)
                                                                 ===========================     =========================

(1) Under the terms of Gaylord's bond indentures and credit facility, non recurring costs and expenses related to the merger of ResortQuest and Gaylord Entertainment in Nov. 2003 are excluded from the calculation of Consolidated Cash Flow ("CCF"). Non-recurring ResortQuest integration charges include severance payments, rebranding expenses, technology integration charges and other related non-recurring expenses related to the merger, not to exceed a total of $10 million.

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
                         SUPPLEMENTAL FINANCIAL RESULTS
                                    Unaudited
                    (in thousands, except operating metrics)


                                                   ------------------------------------------------------------
                                                   THREE MONTHS ENDED DEC. 31,     TWELVE MONTHS ENDED DEC. 31,
                                                   ------------------------------------------------------------
                                                       2005           2004            2005             2004
                                                   ------------------------------------------------------------
HOSPITALITY OPERATING METRICS:

GAYLORD HOSPITALITY SEGMENT (1)

Occupancy                                                  74.6%           70.1%           73.9%           70.8%
Average daily rate (ADR)                           $     155.79    $     147.58    $     149.73    $     142.65
RevPAR                                             $     116.29    $     103.39    $     110.65    $     100.99
OtherPAR                                           $     179.25    $     138.99    $     152.00    $     124.92
Total RevPAR                                       $     295.54    $     242.38    $     262.65    $     225.91

Revenue                                            $    164,125    $    136,043    $    576,927    $    473,051
CCF                                                $     40,684    $     33,189    $    142,425    $    108,491
CCF Margin                                                 24.8%           24.4%           24.7%           22.9%

GAYLORD OPRYLAND (1)

Occupancy                                                  80.2%           72.8%           75.4%           70.5%
Average daily rate (ADR)                           $     150.43    $     146.63    $     139.43    $     139.04
RevPAR                                             $     120.60    $     106.69    $     105.14    $      98.06
OtherPAR                                           $     173.06    $     114.02    $     128.22    $      99.59
Total RevPAR                                       $     293.66    $     220.71    $     233.36    $     197.65

Revenue                                            $     76,297    $     58,499    $    238,495    $    208,410
CCF                                                $     20,150    $     16,828    $     54,911    $     50,507
CCF Margin                                                 26.4%           28.8%           23.0%           24.2%

GAYLORD PALMS

Occupancy                                                  68.9%           69.0%           74.1%           73.9%
Average daily rate (ADR)                           $     170.56    $     161.28    $     170.48    $     164.61
RevPAR                                             $     117.57    $     111.22    $     126.32    $     121.69
OtherPAR                                           $     189.79    $     179.19    $     196.26    $     179.74
Total RevPAR                                       $     307.36    $     290.41    $     322.58    $     301.43

Revenue                                            $     39,757    $     37,565    $    165,547    $    155,116
CCF                                                $      8,503    $      8,202    $     45,333    $     41,342
CCF Margin                                                 21.4%           21.8%           27.4%           26.7%

GAYLORD TEXAN

Occupancy                                                  69.7%           65.8%           71.7%           68.5%
Average daily rate (ADR)                           $     168.21    $     149.67    $     162.03    $     138.19
RevPAR                                             $     117.30    $      98.41    $     116.20    $      94.70
OtherPAR                                           $     214.71    $     174.63    $     183.00    $     151.82
Total RevPAR                                       $     332.01    $     273.04    $     299.20    $     246.52

Revenue                                            $     46,155    $     37,956    $    165,015    $    102,063
CCF                                                $     10,971    $      7,490    $     39,652    $     14,496
CCF Margin                                                 23.8%           19.7%           24.0%           14.2%

NASHVILLE RADISSON AND OTHER (2)

Occupancy                                                  74.2%           70.9%           70.0%           67.3%
Average daily rate (ADR)                           $      87.78    $      85.29    $      87.51    $      83.70
RevPAR                                             $      65.12    $      60.47    $      61.27    $      56.33
OtherPAR                                           $      11.10    $      12.08    $      11.78    $      10.82
Total RevPAR                                       $      76.22    $      72.55    $      73.05    $      67.15

Revenue                                            $      1,916    $      2,023    $      7,870    $      7,462
CCF                                                $      1,060    $        669    $      2,529    $      2,146
CCF Margin                                                 55.3%           33.1%           32.1%           28.8%

GAYLORD HOSPITALITY SEGMENT ("SAME STORE", EXCLUDES THE GAYLORD TEXAN FOR TWELVE MONTHS ENDED DECEMBER 31) (1)

Occupancy                                                  74.6%           70.1%           74.6%           71.4%
Average daily rate (ADR)                           $     155.79    $     147.58    $     145.77    $     143.71
RevPAR                                             $     116.29    $     103.39    $     108.79    $     102.54
OtherPAR                                           $     179.25    $     138.99    $     141.62    $     118.29
Total RevPAR                                       $     295.54    $     242.38    $     250.41    $     220.83

Revenue                                            $    164,125    $    136,043    $    411,912    $    370,988
CCF                                                $     40,684    $     33,189    $    102,773    $     93,995
CCF Margin                                                 24.8%           24.4%           25.0%           25.3%

RESORTQUEST OPERATING METRICS:

RESORTQUEST SEGMENT (3)

Occupancy                                                  41.5%           43.9%           53.1%           54.4%
ADR                                                $     129.35    $     120.77    $     157.26    $     148.64
RevPAR                                             $      53.68    $      53.04    $      83.56    $      80.82
Total Units                                              16,353          15,358          16,353          15,358


(1) Excludes 5,056 and 28,997 room nights that were taken out of service during the three months and twelve months ended December 31, 2005, respectively, as a result of the rooms renovation program at Gaylord Opryland.

(2) Includes other hospitality revenue and expense.

(3) Excludes units in discontinued markets and units out of service, including units damaged by hurricanes.

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
                  RECONCILIATION OF FORWARD-LOOKING STATEMENTS
                                    Unaudited
                    (in thousands, except operating metrics)


ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION
AND AMORTIZATION ("ADJUSTED EBITDA") AND CONSOLIDATED
CASH FLOW ("CCF") RECONCILIATION:



                                                                            Guidance Range
                                                                           (Full Year 2006)
                                                                       LOW                   HIGH
                                                                  ------------           ------------
          Consolidated
             ESTIMATED OPERATING INCOME (LOSS)                    $     36,800            $    47,800
               Estimated Depreciation & amortization                    90,100                 90,100
                                                                  ------------            -----------
             ESTIMATED ADJUSTED EBITDA                            $    126,900            $   137,900
               Estimated Pre-opening costs                               6,000                  6,000
               Estimated Non-cash lease expense                          6,600                  6,600
               Estimated Gains and (losses), net                        12,500                 12,500
                                                                  ------------            -----------
             ESTIMATED CCF                                        $    152,000            $   163,000
                                                                  ============            ===========

          Hospitality segment
             ESTIMATED OPERATING INCOME (LOSS)                    $     78,200            $    81,200
               Estimated Depreciation & amortization                    66,000                 66,000
                                                                  -------------           -----------
             ESTIMATED ADJUSTED EBITDA                            $    144,200            $   147,200
               Estimated Pre-opening costs                               6,000                  6,000
               Estimated Non-cash lease expense                          6,600                  6,600

               Estimated Gains and (losses), net                         1,200                  1,200
                                                                  ------------            -----------
             ESTIMATED CCF                                        $    158,000            $   161,000
                                                                  ============            ===========

          ResortQuest segment
             ESTIMATED OPERATING INCOME (LOSS)                    $      4,100            $     9,100
               Estimated Depreciation & amortization                    12,800                 12,800
                                                                  ------------            -----------
             ESTIMATED ADJUSTED EBITDA                            $     16,900            $    21,900

               Estimated Gains and (losses), net                         4,100                  4,100
                                                                  -------------           -----------
             ESTIMATED CCF                                        $     21,000            $    26,000
                                                                  ============            ===========

          Opry and Attractions segment
             ESTIMATED OPERATING INCOME (LOSS)                    $      4,200            $     5,200
               Estimated Depreciation & amortization                     5,600                  5,600
                                                                  ------------            -----------
             ESTIMATED ADJUSTED EBITDA                            $      9,800            $    10,800

               Estimated Gains and (losses), net                           200                    200
                                                                  ------------            -----------
             ESTIMATED CCF                                        $     10,000            $    11,000
                                                                  ============            ===========

          Corporate and Other segment
             ESTIMATED OPERATING INCOME (LOSS)                    $    (49,700)           $   (47,700)

               Estimated Depreciation & amortization                     5,700                  5,700
                                                                  ------------            -----------
             ESTIMATED ADJUSTED EBITDA                            $    (44,000)           $   (42,000)

               Estimated Gains and (losses), net                         7,000                  7,000
                                                                  ------------            -----------
             ESTIMATED CCF                                        $    (37,000)           $   (35,000)
                                                                  ============            ===========